Exhibit 99.1

NEWS RELEASE

Contact:	Jeanie Herbert	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Third Quarter 2004
Net Earnings Growth of 43%, Including Favorable Tax Rate Adjustment

Comparable Net Earnings Grow 15.9%

FULLERTON, California, October 29, 2004 - Beckman Coulter, Inc. (NYSE:BEC) announced today third quarter ended September 30, 2004 results.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003	% Chg	2004	2003	% Chg
Reported Results
(Amounts in millions, except amounts per share)
Sales	$581.2	$534.8	8.7%	$1,715.3	$1,553.9	10.4%
Net Earnings	$57.2	$40.0	43.0%	$151.1	$136.8	10.5%
Earnings Per Diluted Share	$0.87	$0.62	40.3%	$2.30	$2.14	7.5%

Comparable Results*
Sales	$581.2	$538.8	7.9%	$1,715.3	$1,552.0	10.5%
Net Earnings	$48.2	$41.6	15.9%	$141.8	$122.9	15.4%
Earnings Per Diluted Share	$0.74	$0.64	15.6%	$2.16	$1.92	12.5%

*See following “Non-GAAP Disclosures” where the impacts of certain items on Reported Results are discussed.

Third Quarter 2004 Discussion

Beckman Coulter’s worldwide sales increased 8.7% over prior year quarter.  Sales growth was led by the Clinical Diagnostics Division, with an increase of more than 10%.  Within the division, placements of the UniCel DxI™ 800 immunoassay system drove sales growth in immunodiagnostics up nearly 23%, with sales of immunoassay products up 34%.  Sales grew nearly 5% in the Biomedical Research Division supported by demand for robotic automation/genetic analysis systems and specialty testing products.  Specialty testing revenues grew more than 8%, driven by strong unit placements of Cytomics FC 500 flow cytometry systems.

Geographically, on a constant currency basis, European sales increased 10%.  The company had strong performance in both the Clinical Diagnostics and Biomedical Research Divisions, with Germany lagging overall European growth.  Sales in Asia were up 5%, with double-digit growth in China and Southeast Asia tempered by continued softness in Japan.  Sales in the Americas increased nearly 6%, led by good performance in the Clinical Diagnostics Division.

Gross profit margin was down 100 basis points from prior year at 48.1% of sales.  Benefits from currency exchange rates and a better aftermarket-to-systems sales mix were more than offset by investments in the Clinical Diagnostics Division service infrastructure, a negative geographic mix, and higher freight costs.  Operating income grew 8.9% to $80.4 million.

Non-operating expense was $13.1 million, a decrease of nearly $6 million over prior year quarter due primarily to lower currency-related expenses.  The effective tax rate for the quarter was 15% versus 27% in the prior year quarter due to the resolution of certain matters with the Internal Revenue Service (IRS) for the tax periods from 1998 through 2002.  Net earnings grew 43%, and diluted earnings per share were $0.87, up 40%.  On a comparable basis, net earnings grew 15.9% and diluted earnings per share were $0.74, up 15.6% (See Non-GAAP Disclosures).

In the third quarter of 2004, the company repurchased approximately 680,000 shares of common stock at an average cost of $53.41, completing the authorized five million share buyback program announced in the third quarter of 2002.

The following business developments and product announcements were significant in the third quarter:

Business Developments:

•                  Entered agreement with NPE Systems, Inc. for their novel flow-based cellular analysis systems that will be integrated into Beckman Coulter’s Cell Lab solutions.

•                  Signed five-year contract with St. Joseph Health System as the sole-source provider of automation, immunoassay, data management and routine chemistry products.

•                  Formed strategic partnership agreement with PointCare Technologies, Inc. for a CD4 testing system to be used in remote locations for monitoring drug therapy in HIV/AIDS patients.

Product Announcements:

•                  Shipped the Allegra® X-15R refrigerated benchtop centrifuge for general research use.

•                  Introduced the Biomek® assay workstation for drug discovery research, optimized for cell-based screening and ELISA assays.

•                  Debuted a unique suite of software and hardware, “Command Central”, a productivity enhancing tool that simplifies and automates processes and data management in the clinical laboratory.

First Nine Months Discussion

Total sales for the first nine months of 2004 grew 10.4%.  Clinical Diagnostics Division sales grew more than 12% fueled by sales of lab automation, and systems and tests for routine chemistry and immunoassay.

Within the Biomedical Research Division sales grew more than 6%.  Beckman Coulter’s “solutions” approach is gaining market acceptance with genomic, proteomic and cell-based researchers.  The company created momentum within a relatively sluggish market through new products such as the ProteomeLab™ suite of systems, the Allegra® series of benchtop centrifuges, and the Cell Lab product lines.

Reported net earnings for the first nine months grew 10.5% based on a 23.6% tax rate, up from a 21.4% tax rate in the prior year.  Diluted earnings per share were $2.30.  Comparisons between 2003 and 2004 were affected by unusual items detailed in the section on Non-GAAP Disclosures.  On a comparable basis, net earnings grew 15.4% to $141.8 million and diluted earnings per share were $2.16, up 12.5%.

Year End 2004 Outlook

John P. Wareham, chairman and chief executive officer, said, “Beckman Coulter’s robust new product flow is successfully delivering solid sales growth.  Our strong product portfolio in clinical diagnostics has allowed us to win new accounts, grow our consumables business and achieve above market growth.  New products from our Biomedical Research Division are allowing us to ride out a spotty recovery in our markets.”

Continued Wareham, “We are reaffirming our full year revenue outlook.  Total company sales for 2004 should grow in the 9 to 10% range.

“In the fourth quarter, we expect sales to be up 6 to 8%, including up to 2% currency effect.  Clinical Diagnostics Division sales growth should be in the high single digits, while Biomedical Research Division sales growth should be in the low single digits.  Operating income margin should be 15.5 to 16% and non-operating expense should be $17 to $20 million.

“We are evaluating the repatriation of foreign earnings under the Homeland Investment provisions of the American Jobs Creation Act of 2004.  If the company elects to implement the provisions of the Act in the fourth quarter, it could raise the full year tax rate to approximately 26% from the year-to-date rate of 23.6%, and the fourth quarter tax rate could be approximately 30%.  If you assume a 26% tax rate for the full year 2004, comparable net earnings growth should be 16 to 18% and diluted earnings per share should be $3.21 to $3.27.”

Preliminary 2005 Outlook

Stated Wareham, “Looking to 2005, assuming a relatively comparable currency environment, we expect total company sales to increase 7 to 9% over anticipated 2004 sales.  New products, along with continued success of the UniCel™ DxI immunoassay system, should enable 2005 sales in the Clinical Diagnostics Division to grow 9 to 11%.

“In the Biomedical Research Division, sales of our GenomeLab™, ProteomeLab™ and Cell Lab suites of products are growing and will be joined by new products for specialized testing and molecular pathology in 2005, which should generate divisional sales growth of 4 to 6%.”

Concluded Wareham, “Operating income margin should improve slightly over prior year, primarily due to leverage of operating expenses.  Non-operating expenses should decrease by $10 to $15 million relative to 2004 due to lower currency-related expenses.  Pretax income should grow 16 to 18%.  Our tax rate should rise to between 29 and 30% due to a reduction of certain tax benefits.  Diluted earnings per share should be in the range of $3.55 to $3.65, based on a diluted count of 66 million shares.”

Investor Conference Call

As previously announced, there will be a conference call today, Friday, October 29, 2004 at 9:30 am ET to discuss the third quarter ended September 30, 2004 results.  The call will also be webcast live.  The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com.  When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s New”.  The webcast will be archived on both websites for future on-demand replay through Friday, November 12, 2004.

This press release contains forward-looking statements regarding the company’s outlook for 2004 and 2005, including expectations for developments in the clinical diagnostics and biomedical research markets, sales, margins, operating income, non-operating expenses, pretax income, tax rate, net earnings and earnings per diluted share growth. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties.  Actual results could differ from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control.  Among other things, these factors include the effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and biomedical research customers, the timing and extent of the recovery in the biomedical research market, and the availability of government funding for biomedical research, bioterrorism, forensics and food safety applications.  Other factors include the actual timing of product introductions, our ability to develop products based on new technologies, changes in tax laws and interpretation both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations, and currency hedging costs, as well as other factors as outlined in the company’s SEC filings.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes.  Spanning the biomedical testing continuum – from systems biology and clinical research to laboratory diagnostics and point-of-care testing – Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world.  The company, based in Fullerton, Calif., reported 2003 annual sales of $2.2 billion with 64 percent of this amount generated by recurring revenue from supplies, test kits and services.  For more information, visit www.beckmancoulter.com.

BECKMAN COULTER, INC.

THIRD QUARTER REPORT

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in million, except amounts per share)

Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Sales	$581.2	$534.8	$1,715.3	$1,553.9

Cost of sales	301.5	272.0	894.4	810.6

Gross profit	279.7	262.8	820.9	743.3

Operating costs and expenses:
Selling, general and administrative	148.1	142.5	432.9	397.8
Research and development	51.5	46.5	146.2	139.4
Restructure (credit) charge	(0.3)	—	(0.7)	18.5
Litigation settlement and related expenses	—	—	—	(26.9)
Total operating cost and expenses	199.3	189.0	578.4	528.8

Operating income	80.4	73.8	242.5	214.5

Non-operating (income) and expense:
Interest income	(3.4)	(3.1)	(9.3)	(7.4)
Interest expense	9.1	10.6	25.7	31.6
Other, net	7.4	11.5	28.4	16.3
Total non-operating expenses	13.1	19.0	44.8	40.5

Earnings before income taxes	67.3	54.8	197.7	174.0
Income taxes	10.1	14.8	46.6	37.2

Net earnings	$57.2	$40.0	$151.1	$136.8

Basic earnings per share	$0.93	$0.65	$2.45	$2.24
Weighted average number of basic shares outstanding (in thousands)	61,392	61,218	61,711	60,992

Diluted earnings per share	$0.87	$0.62	$2.30	$2.14

Weighted average number of basic and dilutive shares outstanding (in thousands)	65,413	64,822	65,790	64,054

Dividends declared per share	$0.13	$0.11	$0.35	$0.29

BECKMAN COULTER, INC.

THIRD QUARTER REPORT

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except amounts per share)

	September 30, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$31.3	$74.6
Trade and other receivables, net	548.1	580.0
Inventories	478.9	389.0
Deferred income taxes	40.6	52.6
Other current assets	56.5	36.4
Total current assets	1,155.4	1,132.6

Property, plant and equipment, net	418.4	398.9
Goodwill	392.4	388.8
Other intangibles, net	324.0	323.4
Other assets	353.7	285.9
Total assets	$2,643.9	$2,529.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable, accrued expenses and other liabilities	422.4	456.2
Notes payable and current maturities of long-term debt	109.7	39.3
Income taxes	74.2	54.1
Total current liabilities	606.3	549.6

Long-term debt, less current maturities	613.2	625.6
Deferred income taxes	151.0	151.9
Other liabilities	300.2	304.8
Total liabilities	1,670.7	1,631.9

Stockholders’ equity:
Common stock	6.6	6.5
Additional paid-in-capital	385.0	327.5
Retained earnings	768.4	639.9
Accumulated other comprehensive income	34.1	7.1
Treasury stock at cost	(218.6)	(80.2)
Unearned compensation	(2.3)	(3.1)
Common stock held in grantor trust	(15.2)	(14.1)
Grantor trust liability	15.2	14.1
Total stockholders’ equity	973.2	897.7
Total liabilities and stockholders’ equity	$2,643.9	$2,529.6

BECKMAN COULTER, INC

THIRD QUARTER REPORT

KEY PRODUCT AREA SALES

(Amounts in millions)

Unaudited

	Three Months Ended September 30, 2004			Nine Months Ended September 30, 2004
	$	Reported Growth %	Constant Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Routine Chemistry	$166.8	11.0	9.6	$499.3	12.0	9.6
Immunodiagnostics	128.3	22.8	21.0	361.1	18.9	15.7
Subtotal Chemistry	295.1	15.8	14.2	860.4	14.8	12.1

Hematology	124.9	(1.1)	(2.9)	376.0	6.3	3.3
Total Clinical Diagnostics	420.0	10.2	8.6	1,236.4	12.1	9.3

Robotic Auto/Genetic Analysis	38.3	7.9	4.8	108.4	2.7	(1.6)
Centrifuge/Analytical Systems	65.7	0.5	(1.7)	200.3	5.1	1.2
Specialty Testing	57.2	8.3	5.5	170.2	10.1	5.3
Total Biomedical Research	161.2	4.9	2.3	478.9	6.2	2.0

Total Beckman Coulter	$581.2	8.7	6.8	$1,715.3	10.4	7.2

GEOGRAPHIC SALES

(Amounts in millions)

Unaudited

	Three Months Ended September 30, 2004			Nine Months Ended September 30, 2004
	$	Constant Reported Growth %	Currency Growth %	$	Reported Growth %	Constant Currency Growth %

Americas	$357.5	5.9	5.8	$1,060.3	8.6	8.2
Europe	151.8	15.9	10.1	452.7	14.6	5.7
Asia	71.9	8.6	5.1	202.3	10.7	4.7

Total Beckman Coulter	$581.2	8.7	6.8	$1,715.3	10.4	7.2

See following “Non-GAAP Disclosures” where the impacts of certain items on Reported Results are discussed.

-more –

Non-GAAP Disclosures

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a more meaningful presentation of the Company’s results. These non-GAAP disclosures exclude the following:

Currency Impacts on Reported Revenues – We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate. This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year and the current period.

Favorable Settlement with the IRS – In the third quarter of 2004, we resolved certain matters with the IRS for the tax periods from 1998 through 2002.  This settlement favorably contributed to our reported third quarter and nine months ended September 30, 2004 effective tax rates of 15% and 23.6%, respectively.  Our Comparable (or Non-GAAP) tax rate has been adjusted to 28% as our tax rate for the first two quarters of 2004 and our previously expected tax rate for the third quarter was approximately 28%.

EITF 00-21 and Sale of Laboratory Automation Operations (“LAO”) Impact on Reported Revenues – EITF 00-21 was adopted in the third quarter of 2003.  The adoption of this accounting rule resulted in a $4.0 million revenue deferral.  Also, the assets of LAO were sold in the second quarter of 2003. LAO revenues were $5.9 million for the nine months ended September 30, 2003. Excluding the impact of the adoption of EITF 00-21 and the revenues of LAO, revenue growth rates in 2004 for Clinical Diagnostics, Biomedical Research and Total Beckman would have been 9.2%, 4.6% and 7.9%, respectively, for the three months ended September 30, 2004 and 11.7%, 7.5% and 10.5%, respectively, for the nine months ended September 30, 2004.

Restructure Charge – In the first quarter of 2003, a pretax restructure charge of $18.5 million ($11.8 million after taxes) or diluted EPS charge of $0.19 for the nine months ended September 30, 2003 was recorded in association with the formation of the Biomedical Research Division, a refocus of international operations and a workforce reduction of approximately 300 positions.  In the second and third quarters of 2004, $0.4 million ($0.3 million after taxes) and $0.3 million ($0.2 million after taxes), respectively, of the accrual related to this charge was reversed to income as it was determined that these amounts were not going to be utilized.

Coulter escrow settlement – In the first quarter of 2003, a non-taxable credit of $28.9 million, offset by related pretax expenses of $2.0 million ($1.2 million after taxes), was recorded resulting in a net credit of $27.7 million after taxes or a diluted EPS credit of $0.43 for the nine months ended September 30, 2003. This amount resulted from the settlement of an escrow account created as part of the 1997 acquisition of Coulter Corporation.

EITF 00-21 Adoption Impact on Net Income – EITF 00-21 was adopted in the third quarter of 2003.  The revenue deferral of $4.0 million less $3.0 million for the estimated costs that would have been accrued to costs of goods sold under the company’s previous method of accounting resulted in a net $0.7 million after tax reduction of net income for the quarter and nine months ended September 30, 2003.

Flextronics Litigation Settlement Expenses – In the fourth quarter of 2003, the company recorded a $23.0 million settlement received from Flextronics related to a lawsuit originally filed in 2001 seeking damage for breach of contract and other claims.  During the quarter and nine months ended September 30, 2003, the company incurred approximately $1.6 million and $2.2 million, ($0.9 million and $1.3 million after taxes) respectively, of direct and incremental costs in S,G&A expense related to this litigation.

Net Income and Diluted EPS for the three and nine months ended September 30, 2004, were impacted by the above item as follows:

	Three Months Ended September 30, 2004		Nine Months Ended September 30, 2004
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP	$57.2	$0.87	$151.1	$2.30
Restructure credit	(0.2)		(0.5)
Increase effective tax rate to 28%	(8.8)		(8.8)
Non-GAAP	$48.2	$0.74	$141.8	$2.16

Net Income and Diluted EPS for the three and nine months ended September 30, 2003, were impacted by the above items as follows:

	Three Months Ended September 30, 2003		Nine Months Ended September 30, 2003
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP	$40.0	$0.62	$136.8	$2.14
Coulter escrow settlement	—		(27.7)
Restructure charge	—		11.8
EITF 00-21 adoption	0.7		0.7
Flextronics related expenses	0.9		1.3
Non-GAAP	$41.6	$0.64	$122.9	$1.92